EXHIBIT 5







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                               December 2, 2004

Bella Trading Company, Inc.
945 E. 10th Ave.
Broomfield, CO 80020


      This letter will constitute an opinion upon the legality of the sale by Bella Trading Company, Inc., a Colorado corporation, and by certain selling shareholders of the Company of up to 2,000,000 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

      We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Colorado, and a copy of the Registration Statement. In our opinion, the Company has duly authorized the issuance of the shares of stock mentioned above and, when issued in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, when sold, will be legally issued, fully paid and non-assessable.

      Our opinion is based upon the Colorado Business Corporation Act, the Colorado Constitution and reported judicial decisions interpreting these laws.


                                    Very truly yours,

                                    HART & TRINEN, L.L.P.

                                    /s/ William T. Hart
                                    William T. Hart



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